UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2006

Blue Ridge Real Estate Company

Big Boulder Corporation

(Exact Name of Registrant Specified in Charter)

0-28-44 (Blue Ridge)

24-0854342 (Blue Ridge)

Pennsylvania

0-28-43 (Big Boulder)

24-0822326 (Big Boulder)

(State or Other Jurisdiction of Incorporation)

(Commission File Number)

(I.R.S. Employer Identification No.)

P. O. Box 707, Blakeslee, Pennsylvania                       18610-0707

(Address of Principal Executive Offices)                                                       (Zip Code)

(570) 443-8433

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

On June 16, 2006, Blue Ridge Real Estate Company and Big Boulder Corporation (together, the “Companies”), through a wholly owned subsidiary, Oxbridge Square Shopping Center, LLC (the “Seller”), completed the sale of the Oxbridge Square shopping center (the “Shopping Center”) located in Richmond, Virginia to Stoltz Real Estate Partners, LLC (the “Buyer”), pursuant to an Agreement of Sale, dated as of February 15, 2006, between Seller and Buyer.  The Buyer has no material relationship to the Companies or any of their affiliates, any director or officer of the Companies or any associate of any such director or officer.

The Shopping Center property consists of buildings, fixtures and other improvements constructed thereon, including but not limited to approximately 125,000 square feet of retail shopping center and 14.8 acres of land located in Midlothian District, Chesterfield County, Virginia.

The sale price of the Shopping Center, which included all personal property and service contracts associated therewith, was $15,200,000.   The sale price was determined through direct negotiations between the parties.  Net proceeds of the sale were $10,844,471.  The book value of the Shopping Center was approximately $9,300,000 netting a pre-tax gain of approximately $5,200,000.  It is the intent of the Companies to seek comparable properties that can be acquired in a tax deferred like-kind exchange in accordance with Internal Revenue Code Section 1031.

A copy of the Agreement was previously filed on February 28, 2006 as Exhibit 2.1 to the Companies’ current report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(b)

Pro Forma Financial Information.

The pro forma financial information relating to the sale of the Shopping Center have not been prepared but will be filed by amendment no later than 71 calendar days after the date this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE REAL ESTATE COMPANY BIG BOULDER CORPORATION

Date: June 22, 2006	By: /s/ Eldon D. Dietterick
Name: Eldon D. Dietterick Title: Executive Vice President and Treasurer